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CNH Industrial names designated CEO of On-Highway business

London, June 11, 2021

As work proceeds apace to deliver the previously announced spin-off of its On-Highway business, CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) has named Gerrit Marx as the designated Chief Executive Officer of the new entity, which is expected to assume independent operations in early 2022.

The new On-Highway business will include the following brands and their respective activities: IVECO (heavy, medium and light commercial vehicles), IVECO ASTRA (heavy-duty trucks), IVECO BUS and Heuliez Bus (buses and coaches), Magirus (firefighting vehicles), Iveco Defence Vehicles (defense and civil protection vehicles), FPT Industrial (powertrain technologies) and Iveco Capital (Financial Services).

Gerrit Marx joined CNH Industrial as President of Commercial and Specialty Vehicles in January 2019. Mr. Marx has some 20 years of experience in roles of increasing importance at organizations which include McKinsey & Company, Daimler AG, Skoda and most recently at global equity firm Bain Capital. He has worked across different geographies and in a variety of industrial segments, with specific, in-depth focus on automotive industries.

“On behalf of the Board of Directors, I wish to congratulate Gerrit on this appointment. We are confident that his expertise in commercial vehicles, together with his demonstrated leadership of our Commercial and Specialty Vehicles segment, will serve him well in taking the new company forward,” said Suzanne Heywood, Chair of the CNH Industrial Board of Directors.

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

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CNH Industrial N.V. (NYSE: CNHI /MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

Media contact:

Francesco Polsinelli
Corporate Communications Manager, Europe
CNH Industrial
Tel: +39 335 1776091
Email: mediarelations@cnhind.com